Time of Sale Information

Final Term Sheet

Filed Pursuant to Rule 433(d)

Registration Statement No. 333-233336

March 15, 2021

Issuer:	Tampa Electric Company

Principal Amount:	$400,000,000

Maturity:	March 15, 2031

Coupon:	2.400%

Initial Price to Public:	99.674% of the principal amount

Yield to Maturity:	2.437%

Spread to Benchmark Treasury:	+ 83 bps

Benchmark Treasury:	1.125% due February 15, 2031

Benchmark Treasury Price / Yield:	95-19 / 1.607%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2021

Optional Redemption:	Make-whole call at any time prior to December 15, 2030 at a discount rate of Treasury plus 15 bps and, thereafter, at par

Trade Date:	March 15, 2021

Settlement:	T+3; March 18, 2021

Expected Ratings*(Moody’s/S&P/Fitch):	A3 / BBB+ / A

CUSIP / ISIN:	875127 BH4 / US875127BH45

Joint Book-Running Managers:	MUFG Securities Americas Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC Scotia Capital (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	BMO Capital Markets BofA Securities, Inc. CIBC World Markets Corp. TD Securities (USA) LLC Truist Securities, Inc. Samuel A. Ramirez & Co., Inc. Loop Capital Markets

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling MUFG Securities Americas Inc. at (877) 649-6848, RBC Capital Markets, LLC at 1-866-375-6829 or Wells Fargo Securities, LLC at 1-800-645-3751.

Issuer:	Tampa Electric Company

Principal Amount:	$400,000,000

Maturity:	March 15, 2051

Coupon:	3.450%

Initial Price to Public:	99.777% of the principal amount

Yield to Maturity:	3.462%

Spread to Benchmark Treasury:	T+108 bps

Benchmark Treasury:	1.625% due November 15, 2050

Benchmark Treasury Price / Yield:	83-31 / 2.382%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2021

Optional Redemption:	Make-whole call at any time prior to September 15, 2050 at a discount rate of Treasury plus 20 bps and, thereafter, at par

Trade Date:	March 15, 2021

Settlement:	T+3; March 18, 2021

Expected Ratings*(Moody’s/S&P/Fitch):	A3 / BBB+ / A

CUSIP / ISIN:	875127 BJ0 / US875127BJ01

Joint Book-Running Managers:	MUFG Securities Americas Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC Scotia Capital (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	BMO Capital Markets BofA Securities, Inc. CIBC World Markets Corp. TD Securities (USA) LLC Truist Securities, Inc. Samuel A. Ramirez & Co., Inc. Loop Capital Markets

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling MUFG Securities Americas Inc. at (877) 649-6848, RBC Capital Markets, LLC at 1-866-375-6829 or Wells Fargo Securities, LLC at 1-800-645-3751.